UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Allin Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allin Corporation

381 Mansfield Avenue

Suite 400

Pittsburgh, Pennsylvania 15220-2751

Notice of Annual Meeting of Stockholders

To be held May 22, 2008

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Allin Corporation (the “Company”) that will be held on Thursday, May 22, 2008 at 1:00 p.m. EDT, at the Company’s headquarters at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, for the following purposes, as set forth in the accompanying proxy statement:

1.	To elect six directors.

2.	To ratify the appointment of Malin, Bergquist & Company, LLP as independent public accountants for the Company for the year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has established the close of business on April 4, 2008, as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Your proxy may be revoked by you at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

By order of the Board of Directors,

/s/ Dean C. Praskach
Dean C. Praskach
Secretary

April 14, 2008

Allin Corporation

381 Mansfield Avenue

Suite 400

Pittsburgh, Pennsylvania 15220-2751

Proxy Statement

Allin Corporation

Proxy Statement

General Information

This proxy statement is provided to the stockholders of Allin Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 22, 2008, at 1:00 p.m., EDT, at the Company’s headquarters at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. The persons named as proxies were selected by the Board of Directors and are presently members of executive management of the Company.

The Company’s executive offices are located at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and its telephone number is (412) 928-8800. Proxy materials are first being mailed to stockholders beginning on or about April 18, 2008.

Shares Outstanding, Voting Rights and Vote Required

Only stockholders of record at the close of business on April 4, 2008 are entitled to vote at the annual meeting. The only classes of voting stock of the Company outstanding and entitled to vote at the annual meeting are as follows: its common stock, par value $.01 per share, of which 8,271,819 shares were outstanding as of the close of business on April 4, 2008, and its Series G Convertible Redeemable Preferred Stock, par value $.01 per share (“Series G Preferred Stock”), of which 150 shares were outstanding as of the close of business on April 4, 2008. The holders of Series G Preferred Stock are entitled to vote with the holders of common stock together as a single class on all matters submitted for a vote of the holders of common stock that do not require a separate class vote of the holders of common stock under the Company’s Certificate of Incorporation or applicable law. Each share of common stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Each share of Series G Preferred Stock issued and outstanding is entitled to 5,295 votes on matters properly submitted at the annual meeting.

The presence, in person or by proxy, of the holders of shares of common stock and Series G Preferred Stock entitled to cast a majority of the votes on the matters to be presented at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and properly executed broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulating votes cast on proposals presented to stockholders, whereas broker non-votes are not. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspector appointed for the meeting.

Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the annual meeting and entitled to vote on the election of directors. That is, the six nominees receiving the greatest number of votes will be elected. If a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors. Approval of the ratification of the appointment of independent public accountants for 2008 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. If a quorum is present, broker non-votes will have no effect on the voting for the ratification of the appointment of independent public accountants, but abstentions will have the effect of a negative vote.

Stockholders of record voting by proxy may revoke that proxy at any time before it is voted at the annual meeting by delivering written notice to the Secretary of the Company before the vote is taken at the annual meeting, by delivering a proxy bearing a later date before the vote is taken at the annual meeting or by attending the annual meeting in person and casting a ballot contrary to the previously granted proxy. Stockholders whose shares are held in “street name” by a broker and who have instructed the broker to vote the shares must follow the directions received from the broker as to how to change their vote. Stockholders whose shares are held in “street name” by a broker and who wish to vote in person at the annual meeting must first obtain a legal proxy from their broker.

The Board of Directors recommends voting FOR the election of all nominees named herein to the Board of Directors or for a substitute nominee if any of the nominees named herein becomes unable or unwilling to serve and FOR the proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants for 2008. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted FOR the election of the director nominees named herein, FOR the proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants for 2008 and, on other matters presented for a vote, in accordance with the judgment of the person acting under the proxy.

Election of Directors

(Proposal 1)

The Board of Directors of the Company currently consists of six members, five of whom are independent non-employee directors. The Chairman, Chief Executive Officer and President of the Company is a member of the Board. All directors are elected for a one-year term and hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. All executive officers serve at the discretion of the Board and are elected by the Board each year.

The Board of Directors has designated the persons named below as nominees for election as directors, for terms expiring at the 2009 Annual Meeting of Stockholders. All nominees currently serve as directors of the Company. Ages are given as of March 31, 2008.

Richard W. Talarico, age 52, became Chairman of the Board and Chief Executive Officer of the Company in July 1996 and was appointed President of the Company in May 2002. He has also served as a director of Allin Interactive Corporation (“Allin Interactive”) since October 1994 and as Chairman of the Board and Chief Executive Officer of Allin Interactive since June 1996. Mr. Talarico has served as an officer and director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Talarico is a partner in The Hawthorne Group (“THG”), where he has been involved in numerous business ventures and has served in various financial and operating capacities since 1986. THG is a private investment and management partnership which invests through affiliates primarily in media and communications companies. Mr. Talarico is an officer of The Hawthorne Group, Inc. (“Hawthorne”), where he has served in various financial and operating capacities since 1991. Hawthorne provides management and administrative services to the business ventures in which THG invests.

Brian K. Blair, age 45, became a director of the Company in July 1996. Mr. Blair also served as Chief Operating Officer and Secretary of the Company from July 1996 until February 1998. Mr. Blair has served as a director of Allin Interactive since October 1994 and as a director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Blair also served as Vice President of Administration and Operations of Allin Interactive from October 1994 until June 1996 and as its President from June 1996 until February 1998. From 1999 to 2002, Mr. Blair served as Chief Executive Officer of and as a director of Novair Media Corp., a niche market television media company. Mr. Blair currently serves as a director and President of Digital Media Corp., a video production and satellite communications company. Mr. Blair also currently is a director of Com-Tek Printing and Graphics, Inc., a commercial printing company.

Anthony L. Bucci, age 59, became a director of the Company in August 1998. Mr. Bucci is Chairman and Chief Executive Officer of MARC USA, Pennsylvania’s largest full-service marketing communications company. Mr. Bucci has served MARC USA in various capacities since 1970, including as President from September 1988 to February 1997, as Chief Executive Officer since March 1992 and as Chairman since February 1997. Mr. Bucci has supervised advertising and marketing for a range of clients in diverse industries, including specialty retailing, financial services, automotive, fashion, fast food, home centers, general merchandise and amusement parks.

William C. Kavan, age 57, became a director of the Company in July 1996 and has served as a director of Allin Interactive since October 1994. Mr. Kavan has also served as a director of certain of the Company’s other subsidiaries since their inception or acquisition by the Company. From 1984 to 1999, Mr. Kavan served as president of Berkely-Arm, Inc. (“Berkely”), the largest provider of revenue-generating passenger insurance programs for the cruise industry. Berkely has served various cruise line clients, including Carnival, Royal Caribbean, Princess and Norwegian. Mr. Kavan currently serves as a director of a number of privately-held businesses in the hospitality, digital imaging and personal services industries.

James S. Kelly, age 57, became a director of the Company in August 1998. Mr. Kelly founded KCS Computer Services, Inc. (“KCS”), now Allin Consulting of Pennsylvania, Inc., in 1986 and served as its President and Chief Executive Officer prior to its acquisition by the Company in August 1998. Following the acquisition of KCS, the Company appointed Mr. Kelly as a director of the Company. Mr. Kelly was responsible for setting strategic direction for KCS, oversight of all KCS operations and direction of its finance and administration function. Mr. Kelly has been involved in the information technology field for over 25 years.

Anthony C. Vickers, age 57, became a Director of the Company in November 1999. Mr. Vickers founded IT Services Development (“ITSD”) in 1998 and has served as principal of ITSD since its inception. ITSD is a management consulting firm that assists clients with projects ranging from strategic planning to acquisitions and customer satisfaction surveys. Mr. Vickers also currently serves as a director of British-American Business Council Los Angeles (since May 2007) and as a member of advisory boards for several entities, including the University of Southern California Integrated Media Systems Center (since November 1998), Bluecrane, Inc. (since November 2001) and MAKE Corp. (since January 2002). Mr. Vickers founded Computer People, a public information technology services organization, in 1972 and served as its Chief Executive Officer and President until November 1995 and as a director until March 1998. Mr. Vickers served as a director of Watchit Media, Inc., a public company, from January 2004 through October 2007. Mr. Vickers also served as a director of PC Tutor Corporation, which provided computer training services to small and medium-sized businesses from 1998 to 2000, as a director of Computer Technology Associates, a provider of information technology services and E-government solutions to the federal and state governments, from January to October 2000, and as a member of the advisory board of Greenbrier & Russel, which specializes in E-business enabling, from August 1999 to August 2003.

There are no family relationships among our directors and executive officers.

The Board of Directors Recommends a Vote FOR

The Election of the Above Named Nominees

If you do not wish your shares to be voted for particular nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the annual meeting. At this time, we know of no reason why any nominee might be unavailable to serve.

Executive Officers

Information concerning Mr. Talarico, the Company’s Chairman, Chief Executive Officer and President, is included above in the biographical summaries of the nominees for director. Information with regard to the remaining executive officer of the Company who is not also a director follows:

Dean C. Praskach, age 50, has held the positions of Chief Financial Officer of the Company since May 1999, Secretary of the Company since March 1998 and Treasurer and Vice President-Finance of the Company since July 1997. Mr. Praskach is the Company’s principal financial and accounting officer. Mr. Praskach also served the Company as Director of Financial Planning from November 1996 to July 1997. Mr. Praskach has held the positions of Vice President-Finance and Treasurer of all of the Company’s subsidiaries since July 1997 or upon acquisition, if later, and was named Secretary of all of the Company’s subsidiaries in March 1998 or upon acquisition, if later. Mr. Praskach has served as a director since 1997 of Allin Holdings Corporation, a non-operating subsidiary of the Company that provides treasury management services to the Company. Mr. Praskach served both the Company and The Hawthorne Group in a consulting capacity from February 1995 until joining the Company. From September 1989 through July 1994, he was employed at First Westinghouse Capital Corporation in various positions, where he was involved in equity and mezzanine financing of leveraged acquisitions.

Corporate Governance

Director Independence

The business affairs of the Company are managed under the direction of the Board of Directors. The Board of Directors consists of six members all of whom are “independent” as defined under applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ rules, except for Mr. Talarico who also serves as the Company’s Chief Executive Officer and President. For a director to be considered independent, the Board must determine that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In its determination of the independence of non-employee directors, the Board considered the relationships of Mr. Kavan described under the heading, Transactions with Related Persons.

All members of the Audit and Compensation Committees must be independent directors under NASDAQ rules. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. In addition, under SEC rules, an audit committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. James S. Kelly, a member of our Audit Committee, did not fall within the safe harbor position of SEC Rule 10A-3(e)(1)(ii)(A) promulgated under the Securities Exchange Act of 1934, as amended, because he owned 18.9% of the outstanding common stock of the Company at the time of the Board’s determination in March 2008. This safe harbor position provides that a person holding 10% or less of a class of voting equity securities of an issuer will not be deemed to be an affiliate of the issuer, but does not create a presumption that a person exceeding that ownership percentage is an affiliate.

Under NASDAQ rules, all members of the Nominating Committee must be independent or a majority of independent directors must select, or recommend for the Board’s selection, director nominees. The Company has no standing nominating committee, and all members of the Board participate in the consideration of director nominees, including Mr. Talarico who is not independent.

Nomination of Directors

We have no standing nominating committee or written policies, procedures or charter governing the nomination of director candidates except as set forth in the Company’s Bylaws and as discussed below. The Board of Directors believes that it does not need a separate nominating committee because the full Board is relatively small, has experienced limited turnover and has the time to perform the functions of selecting Board nominees. Each member of the Board of Directors participates in the consideration of director nominees.

The Board of Directors identifies nominees for director by seeking suggestions as to potential candidates from the current directors. The Chairman of the Board presents any candidate suggested by a director or a stockholder for formal consideration and evaluation by the Board. The Board of Directors evaluates each nominee on a case-by-case basis and takes into account all factors it considers appropriate, including the independence, experience and judgment of the nominee. The Board of Directors believes the members of the Board should have the following attributes:

•	business judgment,

•	management experience,

•	accounting and financial acumen,

•	industry and technology knowledge,

•	leadership ability,

•	strategic vision, and

•	willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

The Board of Directors will consider stockholders’ recommendations for nominees for election to the Board of Directors. Generally such nominations must be submitted in writing to the Secretary of the Company at the Company’s principal offices located 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751 at least 90 days before the anniversary date of the immediately preceding annual meeting. For the 2009 Annual Meeting of the Stockholders, this means that a stockholder would have to submit his or her recommendation for nominees by February 20, 2009. The notice must provide information as required by the Company’s Bylaws, including but not limited to:

•	a brief biographical sketch of the nominee,

•	evidence of the nominee’s willingness to serve if elected, and

•	evidence of the nominating person’s ownership of common stock of the Company.

You may obtain a copy of the Company’s Bylaw requirements by writing to the Secretary at the principal offices of the Company. The deadline for submitting stockholder recommendations for nominees does not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at the meeting.

To date, we have not engaged any professional consultants or search firm to assist in the process of identifying and evaluating potential nominees for the position of director of the Company. Accordingly, we have paid no fees to any consultants or search firms in the past year.

Stockholder Communications with the Board of Directors

We do not have a formal policy by which stockholders may communicate directly with directors. The Audit Committee has considered, but has taken no action with respect to, the adoption of a formal “whistleblower” policy to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. If the Audit Committee adopts such a policy in the future, the Board of Directors expects that all stockholders of the Company will be able to use the same procedures set forth in such a policy to communicate directly with the directors serving on the Audit Committee.

Until such time as the Board of Directors adopts a formal policy, any stockholder who wishes to send communications to the Board of Directors should deliver communications clearly identified as such to the attention of the Secretary of the Company at the principal executive offices of the Company located 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751. Currently, the Secretary does not screen this correspondence to determine which communications will be relayed to the Board members, but a majority of the independent directors may change this policy if they believe a change is necessary due to the nature and/or volume of the correspondence.

Code of Ethics

In February 2004, the Board of Directors adopted a code of ethics, the Allin Corporation Business Conduct Guidelines, which applies to all our employees, including our principal executive, financial and accounting officers. We filed the Business Conduct Guidelines as Exhibit 14 to our Report on Form 10-K for the annual period ended December 31, 2004. In the event that we amend, or grant any waiver of, a provision of the Business Conduct Guidelines that applies to the principal executive, financial or accounting officer, or any person performing similar functions, that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver, the nature of and reasons for it, along with the name of the person to whom it was granted and the date, on our Internet website, www.allin.com. We neither amended the Business Conduct Guidelines nor granted any waivers thereunder during 2007.

Board Meetings and Committees; Annual Meeting Attendance

During 2007, our Board of Directors held four meetings and took action by unanimous written consent in lieu of meetings eleven times. In 2007, no incumbent director attended fewer than 75% of the total number of Board meetings and meetings of committees upon which he served during the period for which he served as a director. It is our expectation that all of the directors will the Annual Meeting of Stockholders.

The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Board has no standing nominating committee.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, has sole authority to appoint or replace the Company’s independent auditor. The Audit Committee is directly responsible for the compensation and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work. The independent auditor reports directly to the Audit Committee.

The Audit Committee is currently composed of two independent non-employee directors, James S. Kelly and Brian K. Blair. The Audit Committee met independently five times during 2007 and took action by unanimous written consent in lieu of a meeting one time.

The Audit Committee has adopted a written charter which was amended as of May 18, 2006. A copy of the Audit Committee charter, as amended, was included as Appendix A to the Company’s Proxy Statement filed with the SEC on April 23, 2007.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation and benefit policies and practices of the Company. The Compensation Committee is currently composed of two independent non-employee directors, Anthony L. Bucci and William C. Kavan. The Compensation Committee has not adopted a formal written charter.

The Compensation Committee evaluates the types and amounts of compensation for the Company’s two executive officers, our Chief Executive Officer and President and our Chief Financial Officer. The Compensation Committee does not delegate its authority with respect to executive compensation determinations, although the Chief Executive Officer and President participates with and offers suggestions to the Compensation Committee when it evaluates and develops recommendations regarding compensation for the Chief Financial Officer. The Chief Financial Officer has no role in executive compensation determinations. Given the Company’s particularly small size, the Compensation Committee does not benchmark compensation elements against other public companies and does not engage compensation consultants. The Compensation Committee normally makes its annual evaluation of executive compensation and recommendations shortly after year-end, upon the Company’s completion of its initial draft of financial results.

The Compensation Committee met and conferred with the other independent non-employee directors four times during 2007.

Executive Compensation

As a “smaller reporting company,” the Company has elected to follow scaled disclosure requirements for smaller reporting companies with respect to executive compensation. Under the scaled disclosure obligations, the Company is not required to provide Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation. Nor is the Company required to quantify payments due to the named executives upon termination of employment. Management believes that the scaled disclosure for the Company’s executive compensation policy and practices is appropriate because the Company is small for a publicly-traded company, has only two named executives and has a relatively simple compensation policy and structure.

Summary Compensation Table

The following table provides information concerning the 2007 and 2006 compensation of the named executives of the Company. During 2007 and 2006, there was no compensation for the named executives in the form of stock awards, non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings. Therefore, the table below does not include columns for these types of compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Richard W. Talarico	2007	$190,550	$93,978	$4,000	$-0-	$288,528
Chairman of the Board,	2006	$185,000	$20,000	$4,000	$-0-	$209,000
Chief Executive Officer and President
Dean C. Praskach	2007	$154,500	$47,813	$2,564	$1,545	$206,422
Chief Financial Officer,	2006	$150,000	$5,000	$1,000	$250	$156,250
Vice President-Finance,
Treasurer and Secretary

(1)	Bonuses were earned in the year indicated, but paid in the subsequent year.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with SFAS No. 123R, of awards of stock options and thus include amounts from awards granted prior to 2006. Specifically, amounts reflected in this column related to stock options granted to Mr. Talarico in July 2005 and to Mr. Praskach in July 2005 and July 2007. The total fair values of the respective option grants are being expensed over the five-year vesting periods for the options. The Company utilizes a closed-form model (Black-Scholes) to estimate the fair value of stock option grants on the date of grant. Assumptions used in the calculation of these amounts are as follows: July 2005 option grants - risk-free interest rate of 3.6%, expected dividend yield of 0.0%, 7 year expected life of options and expected volatility rate of 90%; July 2007 option grants - risk-free interest rate of 4.9%, expected dividend yield of 0.0%, 6.8 year expected life of options and expected volatility rate of 152%.

(3)	The Company’s 401(k) defined contribution plan permits a discretionary matching contribution. During 2007, the Company’s match was equal to 50% of the first 2% of each employee’s contribution. During 2006, the Company’s match was equal to 50% of the first $500 of each employee’s contribution for a maximum match of $250. During 2006 year-end testing of the plan, it was determined that distribution of the matching contribution to members of the highly-compensated group, including Mr. Praskach, was required to maintain plan qualifications. The matching contribution was distributed to Mr. Praskach in 2007. Mr. Talarico does not participate in the Company’s 401(k) plan. Perquisites were less than $10,000 for each named executive and, consequently, are not included in the table.

Compensation Elements; Employment Agreements; Payments Upon Retirement, Termination or Change in Control

Our executive compensation program is structured such that base salary comprises the majority of each named executive’s compensation. Cash bonuses comprise a smaller percentage of each named executive’s annual compensation. While our named executives hold significant numbers of stock options, we do not grant stock options on a regular basis to senior management. We believe this mix of compensation best serves the long-term interests of our stockholders, as we believe it is consistent with our objective to invest in growing and improving our business operations. We also believe that it was prudent that our executive compensation practices were conservative during 2007 and 2006 as the Company made significant cash payments for contingent acquisition consideration under the terms of the Stock Purchase Agreement pursuant to which we acquired CodeLab Technology Group, Inc. in 2005. We expect that our executive compensation practices will remain conservative during 2008 as the Company anticipates that another significant cash payment for contingent acquisition consideration will be required later in 2008.

Mr. Talarico’s Employment Agreement

The Company entered into an employment agreement with Mr. Talarico on January 10, 2002, which was effective as of January 1, 2001. Pursuant to subsequent amendments, the term of the agreement was extended through December 31, 2006. The term of the agreement has not been formally extended to date. The Company and Mr. Talarico expect to amend the agreement to further extend its term at a future date.

The agreement set Mr. Talarico’s annual base salary at $175,000. On March 1, 2006 and February 13, 2007, the Board of Directors increased Mr. Talarico’s annual base salary by $10,000 and $5,500, respectively, with each increase retroactive to the beginning of the respective year. On November 15, 2007, the Board of Directors implemented a $7,622 increase in his annual salary to $198,172, to be effective as of January 1, 2008.

During the term of the agreement, Mr. Talarico is eligible to earn annual bonuses awarded at the discretion of the Compensation Committee and approved by the Board of Directors. To be eligible for a bonus for a particular year, Mr. Talarico must be employed by the Company on the last day of the calendar year for which the bonus is earned, unless his employment ceased due to death, “disability” or a “change in control” of the Company. In the event of death or disability, the Compensation Committee may recommend payment of a pro-rated portion of any bonus it may otherwise have recommended if Mr. Talarico’s employment had continued through the year. In the event of a change in control, the Compensation Committee will determine the bonus to be awarded for the year in which the change in control occurs, if any, which would be payable within sixty days after the change in control. While the agreement provides that Mr. Talarico will be eligible to participate in the Company’s various stock plans, it does not specify any minimum number of options to be awarded to him during the term of the agreement.

The agreement contains restrictive covenants prohibiting Mr. Talarico from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of two years after termination or the end of the employment term.

Either party may terminate the agreement upon 180 days written notice to the other. In addition, Mr. Talarico’s employment agreement will terminate as a result of his death, disability or termination for cause.

The agreement provides for payment of post-termination compensation should Mr. Talarico’s employment by the Company be terminated without cause or in conjunction with or within one year after a change in control of the Company occurs. Payments may also be due to Mr. Talarico in the event employment ceases due to death or disability.

If his employment by the Company is terminated without cause or is terminated in conjunction with or within one year after a change in control of the Company occurs:

•

Mr. Talarico will be entitled to receive semi-monthly severance payments equal to the semi-monthly base salary payment he was receiving when he was terminated for a of one-year period following the termination;

•	all of his unvested stock options will become fully vested; and

•

he will have the right to convert each of his stock options into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted.

Mr. Talarico may exercise the stock appreciation rights at any time prior to the final expiration date of his options; these rights are not subject to forfeiture based on his termination prior to such expiration date. In addition, Mr. Talarico’s options will automatically convert into such rights immediately prior to the day such options would otherwise terminate based on termination of Mr. Talarico’s employment in connection with a change of control of the Company.

Mr. Talarico is entitled to continuation of coverage under the Company’s group health plan during the period of his severance payments. However, Mr. Talarico did not participate in the Company’s group benefit plans during 2007.

Mr. Praskach’s Employment Agreement

In June 2000, the Company entered into an employment agreement with Mr. Praskach, which was subsequently amended in February 2001, December 2004 and July 2005. The term of the agreement commenced June 23, 2000 and, as amended, will continue through June 23, 2010. The agreement permits but does not require annual merit increases to salary. On March 1, 2006 and February 13, 2007, the Board of Directors increased Mr. Praskach’s salary by $5,000 and $4,500, respectively, with each increase retroactive to the beginning of the respective year. On November 15, 2007, the Board of Directors implemented a $6,180 increase in his annual salary to $160,680, to be effective as of January 1, 2008.

Mr. Praskach is eligible to receive stock options as may be awarded from time to time and under terms similar to options awarded to other employees under the Company’s stock plans. The agreement does not specify any minimum number of options to be awarded to him during the term of the agreement. On July 10, 2007, the Board of Directors of the Company approved the grant of options to Mr. Praskach to purchase 20,000 shares of the Company’s common stock as a long-term incentive as part of the Company’s overall compensation program. The exercise price of each option was equal to $0.85 per share, the closing price of the common stock as reported by the OTC Bulletin Board on July 10, 2007, the date of grant. The options will expire on the seventh anniversary of the date of grant. The options will vest ratably at 20% per year on the anniversary of issuance, subject to immediate vesting upon a change of control of the Company as described below.

Mr. Praskach’s employment agreement contains restrictive covenants prohibiting Mr. Praskach from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of eighteen months after termination or the end of the employment term.

Either party may terminate the agreement upon 14 days written notice to the other. In addition, Mr. Praskach’s employment agreement will terminate as a result of his death, disability or termination for cause.

If his employment by the Company is terminated without “cause” or terminated in conjunction with or within one year after a “change in control” of the Company occurs, Mr. Praskach will receive semi-monthly severance payments equal to the semi-monthly base salary payment he was receiving when terminated until the earlier of the first anniversary of the termination or the date on which Mr. Praskach obtains other full-time employment. Mr. Praskach would not be entitled to continuation of health, dental or vision benefits at the Company’s expense while severance payments are being made.

Upon the occurrence of a change of control, all of Mr. Praskach’s outstanding unvested options become fully vested. In addition, if his employment is terminated, voluntarily or involuntary, with or within a year of a change of control, Mr. Praskach also will have the right to convert each of his options into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. The rights may be exercised at any time prior to the final expiration date of Mr. Praskach’s options, notwithstanding the expiration of the options based on Mr. Praskach’s termination prior to such expiration date. Mr. Praskach’s options will automatically convert into such rights immediately prior to the day such options would otherwise terminate based on termination of Mr. Praskach’s employment.

401(k) Defined Contribution Plan

The only plan that the Company has in place that would provide for the payment of retirement benefits, or benefits that would be paid primarily following retirement, is the Company’s profit-sharing plan with a 401(k) feature. The Allin Corporation 401(k) Plan is a defined contribution plan covering all full time employees of the Company meeting the 401(k) plan’s eligibility requirements. Under the 401(k) plan, participants are eligible to contribute various percentages, up to 15%, of their compensation and the Company may make discretionary matching contributions depending on the level of Company profitability, subject to a maximum of 50% of an employee’s contribution of up to 2% of his salary. The Company incurs the administrative costs of the 401(k) plan. Mr. Praskach currently participates in the 401(k) plan, but Mr. Talarico does not.

Stock Plans

In October 1996, the Board of Directors adopted the 1996 Stock Plan, and in April 1997, the Board of Directors adopted the 1997 Stock Plan, which was approved by the Company’s stockholders in May 1997. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 1996 and 1997 Plans. In September 1998, the Board of Directors adopted the 1998 Stock Plan, which was approved by the Company’s stockholders in December 1998. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 1998 Stock Plan, if any. In February 2000, the Board of Directors adopted the 2000 Stock Plan, which was approved by the Company’s stockholders in May 2000. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 2000 Stock Plan, if any. We refer to the Company’s stock plans collectively as the “Allin Stock Plans.”

All of the Allin Stock Plans provide for awards of stock options, stock appreciation rights, restricted shares and restricted units to officers and other employees of the Company and its subsidiaries and to consultants and advisors (including non-employee directors) of the Company and its subsidiaries. The plans are administered by the Board of Directors which has broad discretion to determine the individuals entitled to participate in the plans and to prescribe conditions for eligibility such as the completion of a period of employment with the Company following an award. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including the award of stock options for the named executives under the Allin Stock Plans.

The number of shares originally designated for award under each of the Company’s 1996, 1997, 1998 and 2000 Stock Plans is 266,000, 300,000, 375,000 and 295,000, respectively. As of December 31, 2007, 18,501 shares of the Company’s common stock, which were originally issued as restricted shares under the 1996 Stock Plan, and 235,444, 295,556, 373,000 and 225,500 options to purchase common shares under the 1996, 1997, 1998 and 2000 Stock Plans, respectively, were outstanding. As of December 31, 2007, 12,055, 4,444, 2,000 and 69,500 shares were available for future grants under the 1996, 1997, 1998 and 2000 Stock Plans, respectively.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table and its notes provide information concerning outstanding equity awards, which include stock options and related stock appreciation rights, held by the named executives at December 31, 2007. No options or related stock appreciation rights were exercised in 2007. To date, the Company has not made stock awards to the named executives and the Company does not have any equity incentive plans.

	Option Awards
Name	Number of Securities Underlying Unexercised Options/SARS (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARS (1) (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard W. Talarico	75,000	(2)	-0-		$1.25	1/5/08
	40,000	(3)	60,000		$0.25	7/7/12

Total	115,000		60,000
Dean C. Praskach	30,000	(4)	-0-		$1.25	1/5/08
	10,000	(3)	15,000		$0.25	7/7/12
	-0-		20,000	(5)	$0.85	7/10/14

Total	40,000		35,000

(1)	Pursuant to their employment agreements, the named executives have certain stock appreciation rights related to the options included in the table above. The stock appreciation rights will only become effective upon conversion of the options. There is uncertainty as to whether the events that could result in conversion of the named executives’ options into stock appreciation rights will occur at all or when they may occur. These events are described above under Compensation Elements; Employment Agreements; Payments Upon Retirement, Termination or Change-In-Control. Since the events have not occurred, none of the stock appreciation rights were exercisable as of December 31, 2007. The exercise prices of the stock appreciation rights are identical to the exercise prices of the associated options.

(2)	All of these options vested on May 15, 2001.

(3)	These options vest in five equal annual installments beginning on July 7, 2006.

(4)	These options vested in five equal annual installments beginning on January 5, 2002.

(5)	These options will vest in five equal annual installments beginning on July 10, 2008.

Based on the December 31, 2007 bid price per share of common stock of $0.979, as quoted on the OTC Bulletin Board, and the various option exercise prices per share, vested options to purchase 40,000 and 10,000 shares of common stock, respectively, held by Mr. Talarico and Mr. Praskach were in-the-money at December 31, 2007. The values of the currently exercisable in-the-money options held by Mr. Talarico and Mr. Praskach, respectively, are $29,160 and $7,290.

Non-Employee Director Compensation

Non-employee directors of the Company receive $3,000 for each Board of Directors’ meeting attended, effective as of the meeting of August 8, 2008. Prior to this, directors received $2,500 for each meeting attended. Directors of the Company who are also employees do not receive additional compensation for attendance at

Board meetings. All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board meetings. At the commencement of each year of service, each non-employee director is entitled to receive an option to acquire 5,000 shares of common stock at an exercise price equal to the closing price of the common stock on the date of the grant. The options vest on the first anniversary of the date of the grant if the individual is serving as a director on that date. See the footnote to the table below for additional information regarding the aggregate numbers of option awards outstanding as of December 31, 2007 for each director.

Mr. Talarico, our Chairman, Chief Executive Officer and President receives no compensation for his services as a director because he is an employee of the Company. The compensation received by Mr. Talarico as an employee of the Company is shown in the Summary Compensation Table beginning on page 6.

2007 Director Compensation Table

The following table provides information concerning the compensation received during 2007 by our non-employee directors. During 2007, we did not compensate our non-employee directors through any form of compensation other than cash and stock options. Therefore, columns for other types of compensation have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Brian K. Blair	$11,000	$2,400	$13,400
Anthony L. Bucci	$11,000	$2,900	$13,900
William C. Kavan	$11,000	$3,200	$14,200
James S. Kelly	$11,000	$2,900	$13,900
Anthony C. Vickers	$11,000	$3,200	$14,200

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R) of awards of stock options and thus include amounts from awards granted in 2007 and 2006. The expense included in the table represents pro-rata portions of the total expense for each grant related to the portion of the vesting period included in 2007. The total fair value of the option grants are being expensed over their respective one-year vesting periods. The Company utilizes a closed-form model (Black-Scholes) to estimate the fair value of stock option grants on the dates of grant.

(2)	As of December 31, 3007, the aggregate number of option awards outstanding for the directors were 40,000 for Mr. Blair and 35,000 for each of Messrs. Bucci, Kavan, Kelly and Vickers. There are no stock awards outstanding for the directors.

Security Ownership of Certain Beneficial Owners

The following table presents certain information as of March 20, 2008 as to the beneficial ownership of the common stock and Series G Convertible Redeemable Preferred Stock of the Company. The table includes information for each person or entity that is known to the Company to beneficially own more than five percent of the outstanding common stock and/or Series G preferred stock. Except as indicated, the persons named have sole voting and investment power with respect to all shares shown as being beneficially owned by them. The percentages in the table are rounded to the nearest tenth of a percent.

	Common Stock (1)			Series G Preferred Stock (1)
Name and Address of Stockholder	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)	Number of Shares	Percent of Class
Henry Posner, Jr. 381 Mansfield Avenue, Suite 500 Pittsburgh, PA 15220	7,040,658	(3)	52.9%	113	75.3%
James S. Kelly 2406 Oak Hurst Court Murrysville, PA 15668	1,572,816	(4)	18.9%	—	—
Thomas D. Wright 381 Mansfield Avenue, Suite 500 Pittsburgh, PA 15220	1,474,828	(5)	16.1%	10	6.7%
David S. Ritchie 26 Princess Street, Second Floor Wakefield, MA 01880	900,103	(6)	10.9%	—	—
William C. Kavan 117 Brixton Road Garden City, NY 11530	540,403	(7)	6.2%	10	6.7%
Richard W. Talarico 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	456,617	(8)	5.3%	10	6.7%

(1)	The holders of common stock are entitled to one vote per share. Prior to any conversion into common stock, the holders of Series G preferred stock are entitled to 5,295 votes per share, and, generally, the Series G preferred stockholders will vote together with the holders of the common stock as a single class.

(2)	The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Exchange Act. The percentage calculations assume, on a stockholder by stockholder basis, that each stockholder has converted all securities he owned that are convertible into common stock at the option of the holder currently or within 60 days of March 20, 2008, but that none of the other stockholders has converted similar securities. Each share of Series G Convertible Redeemable Preferred Stock may currently be converted into 28,571 shares of common stock. The number of shares of common stock that may be acquired on conversion of one share of Series G preferred stock does not include any fraction of a share of common stock as no fractional shares may be issued upon conversion. However, the aggregate number of shares of common stock included in the table that may be acquired by any individual upon conversion of Series G preferred stock does reflect cumulative fractional shares, but excludes any remaining fractional share. Warrants issued in July 2005 in connection with the issuance of Series H Redeemable Preferred Stock may be exercised to purchase common stock at $1.00 per common share, until the expiration of the warrants on July 26, 2020. Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities.

(3)	The number of common shares in the table includes 1,911,087 shares held by Mr. Posner and 101,000 shares held in a trust and a family foundation of which Mr. Posner and his wife are trustees. Mr. Posner shares voting and investment power for the shares held in the trust and family foundation. The table does not include 1,000 shares owned by Mr. Posner’s wife. However, the table does include 1,800,000 shares of common stock which Mr. Posner may acquire by exercise of his warrants. Mr. Posner owns 113 shares of Series G Convertible Redeemable Preferred Stock. The table includes 3,228,571 shares of common stock that he may acquire by converting his Series G preferred stock.

(4)	The number of common shares in the table includes 1,542,816 shares of common stock held by Mr. Kelly and 30,000 shares of common stock which he may acquire by exercise of his options.

(5)	The number of common shares in the table includes 535,781 shares of common stock held by Mr. Wright and 53,333 shares held by Rosetta Capital Partners LP (“Rosetta”). Mr. Wright holds a partnership interest in Rosetta. The table does not include 174,000 shares held by Mr. Wright’s wife, 5,000 shares in her own name and 169,000 shares as trustee for various trusts. The table includes 600,000 shares of common stock which Rosetta may acquire by exercise of warrants it holds. Mr. Wright owns 10 shares of Series G preferred stock. The table includes 285,714 shares of common stock that he may acquire by converting his Series G preferred stock.

(6)	The number of common shares in the table was reported in an amended Schedule 13D filed with the SEC on October 9, 2007. The report indicated that David S. Ritchie directly beneficially owns 900,103 shares of common stock. Mr. Ritchie has sole voting and dispositive power for these shares. The table does not include 286,956 shares which Mr. Ritchie transferred to a trust for the benefit of his children, and for which Mr. Ritchie’s wife is a trustee. Mr. Ritchie disclaims beneficial ownership of the shares transferred to the trust.

(7)	The number of common shares in the table includes 110,800 shares of common stock held by Mr. Kavan and 8,889 shares held by Churchill Group LLC (“Churchill”). Mr. Kavan holds an ownership interest in Churchill. The table includes 30,000 shares of common stock which Mr. Kavan may acquire by exercising options he holds and 100,000 shares of common stock which he may acquire by exercising warrants held by Churchill. Mr. Kavan owns 10 shares of Series G preferred stock. The table includes 285,714 shares of common stock that he may acquire by converting his Series G preferred stock.

(8)	The number of common shares in the table includes 130,903 shares of common stock held by Mr. Talarico. The table includes 40,000 shares of common stock which may be acquired by exercise of options. Mr. Talarico owns 10 shares of Series G preferred stock. The table includes 285,714 shares of common stock that he may acquire by converting his Series G preferred stock.

Security Ownership of Management

The following table presents certain information as of March 20, 2008 as to the beneficial ownership of the common stock and Series G Convertible Redeemable Preferred Stock of the Company by (i) each director and named executive and (ii) all directors and executive officers as a group. Each named executive and some of the directors also beneficially own shares of one or more series of non-voting preferred stock of the Company. Information as to their ownership is given in the notes to the table. Except as indicated, the persons named have sole voting and investment power with respect to all shares indicated as being beneficially owned by them. All percentages are rounded to the nearest tenth of a percent.

	Common Stock (1)			Series G Preferred Stock (1)
Name of Stockholder	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)	Number of Shares	Percent of Class
Richard W. Talarico 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	456,617	(3)	5.3%	10	6.7%
Dean C. Praskach 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	70,698	(4)	*	2	1.3%
Brian K. Blair 2498 Monterey Court Weston, FL 33327	174,570	(5)	2.1%	—	—
Anthony L. Bucci 4 Station Square Suite 500 Pittsburgh, PA 15219	33,500		*	—	—
William C. Kavan 117 Brixton Road Garden City, NY 11530	535,403	(6)	6.2%	10	6.7%
James S. Kelly 2406 Oak Hurst Court Murrysville, PA 15668	1,572,816		18.9%	—	—
Anthony C. Vickers 1336 Via Romero Palos Verdes Estates, CA 90274	30,000		*	—	—
All directors and executive officers, as a group (7 persons) (7)	2,873,604	(8)	31.6%	22	14.7%

*	Less than one percent

(1)	The holders of common stock are entitled to one vote per share. Prior to any conversion into common stock, the holders of Series G preferred stock are entitled to 5,295 votes per share, and, generally, such stockholders will vote together with the holders of the common stock as a single class.

(2)	The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Exchange Act. The percentage calculations assume, on a stockholder by stockholder basis, that each stockholder has converted all securities he owned that are convertible into common stock at the option of the holder currently or within 60 days of March 20, 2008, and that none of the other stockholders has converted similar securities. The numbers and percentages of shares owned assume that options that are currently exercisable or exercisable within sixty days of March 20, 2008 had been exercised as follows:

•	Mr. Talarico – 40,000 shares

•	Mr. Praskach – 10,000 shares

•	Mr. Blair – 30,000 shares

•	Mr. Bucci – 30,000 shares

•	Mr. Kavan – 30,000 shares

•	Mr. Kelly – 30,000 shares

•	Mr. Vickers – 30,000 shares

•	All directors and executive officers as a group – 200,000 shares

The number of shares of the Company’s outstanding common stock held directly by directors and executive officers is as follows:

•	Mr. Talarico – 130,903 shares

•	Mr. Praskach – 3,555 shares

•	Mr. Blair – 144,570 shares

•	Mr. Bucci – 3,500 shares

•	Mr. Kavan – 110,800 shares

•	Mr. Kelly – 1,542,816 shares.

Each share of Series G Convertible Redeemable Preferred Stock may currently be converted into 28,571 shares of common stock. The number of shares of common stock that may be acquired on conversion of one share of Series G preferred stock does not include any fraction of a share of common stock as no fractional shares may be issued upon conversion. The aggregate number of shares of common stock included in the table that may be acquired by any individual upon conversion of the Series G preferred stock does reflect cumulative fractional shares, but excludes any remaining fractional share. Warrants issued in July 2005 in connection with the issuance of the Series H Redeemable Preferred Stock may be exercised to purchase common stock at $1.00 per common share, until the expiration of the warrants on July 26, 2020. Shares of Series C Redeemable Preferred Stock, Series D Convertible Redeemable Preferred Stock, Series F Convertible Redeemable Preferred Stock and Series H Redeemable Preferred Stock are not convertible into shares of common stock. Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities other than options for which information is given above in this footnote.

(3)	Mr. Talarico owns 10 shares of Series G preferred stock, representing 6.7% of the Series G preferred stock outstanding. The table includes 285,714 shares of common stock that he may acquire by converting his Series G preferred stock. Mr. Talarico also owns 588, 300 and 16.66 shares, respectively, of Series C, D and F preferred stock, representing 2.4%, 10.9% and 1.7%, respectively, of the Series C, D and F preferred stock outstanding.

(4)	Mr. Praskach owns 2 shares of Series G preferred stock, representing 1.3% of the Series G preferred stock outstanding. The table includes 57,143 shares of common stock that he may acquire by converting his Series G preferred stock. Mr. Praskach also owns 16.67 shares of Series F preferred stock, representing 1.7% of the Series F preferred stock outstanding.

(5)	Mr. Blair has pledged 25,000 of these shares as collateral for a promissory note of a business in which he is a principal. There is no expectation that the promissory note may be repaid by foreclosure or other recourse to the shares of Allin common stock.

(6)	The common shares in the table include 8,889 shares held by Churchill Group LLC (“Churchill”). Mr. Kavan holds an ownership interest in Churchill. The table includes 100,000 shares of common stock which may be acquired by exercise of warrants held by Churchill. Mr. Kavan owns 10 shares of Series G preferred stock, representing 6.7% of the Series G preferred stock outstanding. The table includes 285,714 shares of common stock that he may acquire by converting his Series G preferred stock. Mr. Kavan also owns 12,000 shares of Series C preferred stock, representing 48.0% of the Series C preferred stock outstanding, and 750 shares of Series D preferred stock, representing 27.3% of the Series D preferred stock outstanding. Churchill owns 41.67 shares of Series F preferred stock, representing 4.2% of the Series F preferred stock outstanding, and 10 shares of the Series H preferred stock, representing 4.0% of the Series H preferred stock outstanding.

(7)	In addition to the shares of common stock and Series G preferred stock shown in the table, all directors and officers as a group own 12,588 shares of Series C preferred stock, representing 50.4% of the Series C preferred stock outstanding, 1,050 shares of Series D preferred stock, representing 38.2% of the Series D preferred stock outstanding, 75 shares of Series F preferred stock, representing 7.5% of the Series F preferred stock outstanding, and 10 shares of Series H preferred stock, representing 4.0% of the Series H preferred stock outstanding.

(8)	Except as otherwise disclosed above, no directors or current executive officers have pledged shares of Allin common stock pursuant to any loan or arrangement.

Transactions with Related Persons

As a “smaller reporting company” the Company is required to follow the scaled disclosure requirements with respect to transactions with related persons. The Company is not required to present disclosures on review and approval of related person transactions.

Related Person Transactions

Lease

The Company rents office space for its Pittsburgh operations from Executive Office Associates (“EOA”). Henry Posner, Jr., a beneficial holder of greater than five percent of the Company’s common stock, and two of Mr. Posner’s sons and his spouse each own an indirect equity interest in EOA. During August 2006, the Company entered into a new five-year lease for the Pittsburgh office space, replacing a month-to-month arrangement which had been in effect previously. Minimum remaining lease commitments for the Pittsburgh office space are $208,000 per year from 2008 through 2010, and $121,000 for 2011. The rental rate is subject to annual adjustments based on a consumer price index-based formula as specified in the lease. Aggregate rental payments under the current arrangement were $208,000 and $166,000 for the years ended December 31, 2007 and 2006, respectively. Management believes rental payments under the current lease are on terms as favorable to the Company as could have been obtained from an unrelated party and reflect real estate market conditions as of mid 2006, when the current arrangement was entered.

Acquisition Consideration and Promissory Note

In July 2005, the Company acquired CodeLab Technology Group, Inc. (“CodeLab”) pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) entered into by and among the Company and the former holders of equity interests in CodeLab. The Purchase Agreement provided for annual payments of contingent consideration to be paid to the former holders of equity interests in CodeLab for each of the three annual periods ending July 31, 2006, 2007 and 2008, consisting of a combination of cash and shares of the Company’s common stock. The annual contingent payments due, if any, for the three annual periods are to be calculated pursuant to a negotiated formula, as specifically set forth in the Purchase Agreement, that is based upon an agreed to multiple of the net operating profit of CodeLab’s business, determined on an accrual basis before deductions for income taxes, interest, depreciation and amortization, in the relevant annual period, and subject to further adjustments as set forth in the Purchase Agreement, including potential setoffs by the Company for certain indemnification claims. The total of the annual contingent payments shall not exceed an aggregate of $5,600,000. Any payment becoming due shall be made by the Company no later than 120 days following the end of such annual period.

In October 2006, in consideration of the first annual period ended July 31, 2006, the Company delivered purchase consideration to the former holders of equity interests in CodeLab, including David S. Ritchie, who is currently the chief executive officer of CodeLab a beneficial owner of more than ten percent of the outstanding common stock of the Company. The aggregate amount due Mr. Ritchie for the first annual period ended July 31, 2006 included cash consideration of $758,000 and 310,217 shares of the Company’s common stock. The market value of the Company’s common stock on the date of issuance was $0.55 per share.

In October 2007, in consideration of the second annual period ended July 31, 2007, the Company delivered purchase consideration due to Mr. Ritchie, a portion of which was satisfied with cash consideration of $224,000 and 379,867 shares of the Company’s common stock. The market value of the Company’s common stock on the date of issuance was $0.61 per share. A balance of $22,000 related to the second annual period was held back by agreement of the parties and subsequently was paid in cash to Mr. Ritchie in January 2008.

On October 5, 2007, the Company also executed a promissory note in the principal amount of $700,000 payable to Mr. Ritchie to discharge the remainder of the contingent consideration due to him for the annual period ended July 31, 2007. The maturity date of the note is July 31, 2008. The Company may pre-pay the outstanding principal balance of the note at any time in whole or in part prior to maturity. The note bears interest at a rate of 12% per annum, with interest due and payable quarterly on December 31, 2007, March 31, 2008, June 30, 2008 and at maturity. The interest rate will increase by 2% in the event any scheduled payment of interest is not made, with the increased rate remaining in effect until the scheduled interest payment is made. The note is subordinated to and junior in right of payment to all currently existing or future obligations, indebtedness or other liabilities of the Company to any commercial banks or other financial institutions providing financing to the Company. The Company’s lender waived certain provisions of the Company’s credit facility prohibiting the Company from incurring additional debt with respect to the promissory note. Interest payments of $20,000 related to the note were made during the year ended December 31, 2007. . Scheduled interest payments on the note have been made to date.

Services and Products Provided to Related Parties

During the fiscal year ended December 31, 2007, Allin Network provided technology infrastructure consulting services to The Hawthorne Group, Inc. (“Hawthorne”). Richard W. Talarico, a director, executive officer and beneficial owner of greater than five percent of the Company’s common stock, is an officer of Hawthorne. Mr. Posner, two of Mr. Posner’s sons, and Thomas D. Wright, a beneficial holder of greater than five percent of the Company’s common stock, are shareholders of Hawthorne. Fees charged Hawthorne for the consulting services were $32,000 for each of the fiscal years ended December 31, 2007 and 2006. Allin Network also sold $7,000 and less than $1,000 of computer hardware and networking equipment to Hawthorne during the fiscal years ended December 31, 2007 and 2006, respectively. The Company believes its consulting fees and product charges are on terms substantially similar to those offered to unrelated parties.

During the fiscal years ended December 31, 2007 and 2006, Allin Consulting-Pennsylvania provided business process consulting services and Allin Network provided technology infrastructure consulting services to Business Records Management, Inc. (“BRM”). Mr. Wright is a shareholder of BRM. Fees charged BRM for the consulting services were $124,000 and $46,000 by Allin Consulting-Pennsylvania for the fiscal years ended December 31, 2007 and 2006, respectively. Allin Network charged BRM $1,000 and $13,000 for consulting services for the fiscal years ended December 31, 2007 and 2006, respectively. Also during the fiscal years ended December 31, 2007 and 2006, Allin Consulting-Pennsylvania sold $12,000 and $7,000 of computer software to BRM. Allin Network sold $2,000 of computer hardware and networking equipment to BRM during the year ended December 31, 2006. The Company believes its consulting fees and product charges are on terms substantially similar to those offered to unrelated parties.

Purchases from a Related Party

During the fiscal years ended December 31, 2007 and 2006, CodeLab purchased advertising in an industry periodical, The Trade, Ltd., in which Mr. Ritchie has an equity interest. Advertising costs were $16,000 for each of the years ended December 31, 2007 and 2006.

Proposal to Ratify the Appointment of Independent Public Accountants (Proposal 2)

(Proposal 2)

The Audit Committee of the Board of Directors has selected Malin, Bergquist & Company, LLP as the independent public accountants to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 2008. The Board of Directors has concurred in the Audit Committee’s selection and is presenting the matter to the stockholders of the Company for ratification at the annual meeting of the stockholders. Malin, Bergquist provided such services for the Company since its engagement on May 29, 2003.

A representative of Malin, Bergquist is expected to be present at the annual meeting for the purpose of making a statement, should he so desire, and to respond to appropriate questions.

Although ratification is not required, the Board of Directors is submitting the appointment of Malin, Bergquist to the Company’s stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Also, if the stockholders should not ratify the appointment of Malin, Bergquist, the Audit Committee of the Board of Directors will investigate the reasons for rejection by the stockholders and will reconsider the appointment.

The Board of Directors Recommends a Vote FOR

The Proposal to Ratify the Appointment of

Malin, Bergquist & Company, LLP as

The Company’s Independent Accountants

For the Year Ending December 31, 2008

Fees Billed by the Company’s Independent Public Accountants

The following disclosure of audit, audit-related and other fees pertains to fees billed by the Company’s independent accountants during the fiscal years ending December 31, 2007 and 2006.

Audit Fees

Aggregate audit fees billed by the Company’s independent auditors were $63,600 and $66,000 for the years ended December 31, 2007 and 2006, respectively. During the fiscal year ended December 31, 2007, Malin, Bergquist billed the Company $46,500 for audit services for the 2006 fiscal year, including review of the Company’s annual regulatory filing, and billed the Company $17,100 for audit services for the 2007 fiscal year for review services for the first three fiscal quarters of 2007 and review of related regulatory filings. During the fiscal year ended December 31, 2006, Malin, Bergquist billed the Company $49,500 for audit services for the 2005 fiscal year, including review of the Company’s annual regulatory filing, and billed the Company $16,500 for audit services for the 2006 fiscal year for review services for the first three fiscal quarters of 2006 and review of related regulatory filings. Malin, Bergquist’s proposed aggregate fees for audit services are $66,200 and $63,000 for the 2007 and 2006 fiscal years, respectively, including quarterly review services and review of related regulatory filings. The portion of aggregate audit fees for the 2007 fiscal year that was unbilled as of December 31, 2007, $49,100, is expected to be billed in 2008.

Audit-Related Fees

Audit-related fees billed by the Company’s independent auditors during the years ended December 31, 2007 and 2006 were $5,500 and $5,000, respectively, for audit services for the Company’s defined contribution retirement plan for the 2006 and 2005 plan years. Malin, Bergquist has proposed fees for audit services for the retirement plan of $5,500 for the 2007 plan year. It is anticipated that these services will be provided and related fees will be billed during 2008.

Tax Fees

Aggregate tax fees billed by the Company’s independent auditors were $17,300 and $24,900 during the years ended December 31, 2007 and 2006, respectively. During the year ended December 31, 2007, Malin, Bergquist billed $13,800 for tax compliance services relating to the 2006 fiscal year and $3,500 for research materials provided to the Company for management’s use in implementation of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109. During the year ended December 31, 2006, Malin, Bergquist billed $14,000 for tax compliance services relating to the 2005 fiscal year, $5,200 for tax compliance services relating to CodeLab’s operations for the portion of 2005 prior to its acquisition by the Company, and $5,700 for updating the Company’s financial information for the earnings and profits basis of tax reporting.

All Other Fees

During the fiscal years ended December 31, 2006, Malin, Bergquist billed the Company $500 for review of planning and documentation prepared by the Company in preparation for the internal control reporting requirements of the Sarbanes-Oxley Act of 2002. Malin, Bergquist did not provide any other services during 2007 except as described above.

Audit Committee Policies and Procedures

The policy of the Company’s Audit Committee is to pre-approve audit, audit-related, tax and other permissible services to be performed by the Company’s principal accountant. The need for pre-approval of any services to be performed by the principal accountant is considered in setting the agendas for Audit Committee meetings, and review and approval of proposed fees is undertaken at the Audit Committee meetings as needed. If the principal accountant proposes time-based fees for any services, the Audit Committee will set a not-to-exceed limitation for fees, with subsequent pre-approval required for any fees above the previously set limit. In cases where pre-approval of services is necessary prior to the next scheduled Audit Committee meeting, approval will be determined by communication with Audit Committee members and documented through written consents in lieu of meetings.

The Audit Committee’s pre-approval policy was implemented as of May 6, 2003, as required by applicable regulations. All engagements of the independent accountant to perform audit and non-audit services since that date have been approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

Report of the Audit Committee of the Board of Directors

The Audit Committee is currently composed of two non-employee directors, James S. Kelly (Chairman) and Brian K. Blair. The Board of Directors has determined that each of Messrs. Kelly and Blair is “independent” as set forth in NASDAQ Marketplace Rule 4200(a)(15) and applicable rules of the SEC.

The Audit Committee operates in accordance with a written charter adopted by the Board of Directors. The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures and letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed with Malin, Bergquist & Company, LLP, the Company’s auditors for the fiscal year ended December 31, 2007, any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks. The Audit Committee also pre-approved all audit, audit-related and permitted non-audit services provided by Malin, Bergquist & Company, LLP to the Company and the related fees for such services, and concluded that such services are compatible with the auditors’ independence. Such non-audit services were limited to tax compliance services and tax research materials during 2007.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007 with management and the independent auditors. Management has primary responsibility for the preparation of the Company’s financial statements, and the independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Audit Committee has also selected Malin, Bergquist & Company, LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 2008. The Board of Directors has concurred in that selection and is presenting the matter to the stockholders of the Company for ratification.

Respectfully Submitted,

James S. Kelly, Chairman
Brian K. Blair

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any person who beneficially owns more than ten percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. These executive officers and significant shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of the copies of these reports, all of the required Section 16(a) reports for the year ended December 31, 2007 were filed on a timely basis.

Annual Report

The Company has enclosed its Annual Report for the year ended December 31, 2007 with this proxy statement, which includes the Company’s 2007 Annual Report to the SEC on Form 10-K, without exhibits. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the 2009 Annual Meeting

Any proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company, 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, no later than December 22, 2008 in order to be included in the proxy materials for such meeting. It is suggested that a proponent submit any proposal by Certified Mail – Return Receipt Requested to the Secretary of the Company. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2009 proxy materials.

Any stockholder proposal that is not submitted for inclusion in the proxy materials for the 2009 Annual Meeting of Stockholders, but is instead sought to be presented directly at the 2009 annual meeting must be submitted in writing to the Secretary of the Company at the Company’s principal offices no later than February 23, 2009, and the notice must provide information as required by the Company’s Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of the Company.

Other Matters

The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Solicitation of Proxies

All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by the Company. In addition to the use of the mails, certain directors, officers and regular employees of the Company may solicit proxies personally, or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting materials to each beneficial owner of stock held of record by them, and the Company will reimburse them for their expenses in doing so. The Company has engaged National City Bank to coordinate the solicitation of proxies by and through such holders. The anticipated cost of such services is approximately $4,000 plus reimbursement of expenses.

By order of the Board of Directors,

/s/ Dean C. Praskach
Dean C. Praskach
Secretary
April 14, 2008

c/o National City Bank

Shareholder Services Operations

Locator 5352

P. O. Box 94509

Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

☐ Please fold and detach card at perforation before mailing. ☐

ALLIN CORPORATION This Proxy Is Solicited On Behalf Of The Board Of Directors

Dean C. Praskach and Richard W. Talarico, each with the power of substitution, are hereby authorized to vote all stock of Allin Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Allin Corporation to be held on Thursday, May 22, 2008, and at any postponements or adjournments thereof.

Dated: ,2008

(Signature)

(Signature, if held jointly)

Please sign this proxy exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or in another representative capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

☐ Please fold and detach card at perforation before mailing. ☐

ALLIN CORPORATION

            PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

1.	Election of Directors:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Richard W. Talarico Brian K. Blair Anthony L. Bucci William C. Kavan James S. Kelly Anthony C. Vickers

A vote FOR all nominees is recommended by the Board of Directors

Instructions: To withhold authority for an individual nominee, draw a line through his name.

2.	Proposal to ratify the appointment of Malin, Bergquist & Company, LLP as independent public accountants for Allin Corporation for the fiscal year ending December 31, 2008.

☐        FOR                     ☐        AGAINST                     ☐        ABSTAIN

A vote FOR is recommended by the Board of Directors

3.	In their discretion, on such other business as may properly come before the meeting.

(Continued on other side)